Exhibit 99.2

30 October 2014 – FOR IMMEDIATE RELEASE

Contact: Sandy Rowland

Vice President, Investor Relations

Harman International Industries, Incorporated

203.328.3500

sandra.rowland@harman.com

HARMAN Board of Directors Authorizes $500M, Three Year Share Buyback Program

STAMFORD, CT — Harman International Industries, Incorporated (NYSE: HAR), today announced that its Board of Directors has authorized the repurchase of up to $500 million of the Company’s common stock over the next three years.

Dinesh C. Paliwal, HARMAN’s President, Chairman, and CEO, commented, “In addition to our track record of successful organic and inorganic investments, we also feel strongly about returning capital to our shareholders. We are pleased to announce this three year program. Given our strong balance sheet and projected cash flows, we believe that combined with Harman’s dividends, this approach to cash distribution delivers excellent shareholder value.”

The buyback program allows the Company to purchase shares of common stock in accordance with applicable securities laws on the open market or through privately negotiated transactions from time-to-time during the authorized 36 month period. The Company will continue to determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price and other factors, and the buyback program may be suspended or discontinued at any time.

About HARMAN

HARMAN (www.harman.com) designs, manufactures and markets premier audio, visual, infotainment and enterprise automation solutions for the automotive, consumer and professional markets. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson ® and Revel®, the Company is admired by audiophiles, musicians and the entertainment venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of approximately 16,600 people across the Americas, Europe, and Asia and reported sales of $5.6 billion for the 12 months ended September 30, 2014. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

© 2014 Harman International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson are trademarks of Harman International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries.

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